Exhibit 12.1

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                                                        AOL TIME WARNER INC.
                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                                                Pro Forma (a)
                                                  ---------------------------------------------------------------------------------
                                                        Three Months                         Nine Months
                                                            Ended          Year Ended            Ended             Year Ended
                                                    September 30, 2000   June 30, 2000    September 30, 2000    December 31, 1999
                                                  ---------------------------------------------------------------------------------
Earnings:

Net income (loss) before income taxes and
  cumulative effect of account change                    $     (735)       $  (1,637)      $   (2,318)          $   (812)
Interest expense                                                458            1,638            1,307              1,535
Amortization of capitalized interest                              1                8                5                  9
Portion of rents representative of an interest
  factor                                                        102              355              287                339
Preferred stock dividend requirements of
  majority-owned subsidiaries                                    13               52               39                 57
Adjustment for partially owned subsidiaries and
  50% owned companies                                            67              230              174                440
Undistributed losses (earnings) of less than 50%
  owned companies                                                --               10                1                 46
                                                         ----------        ---------       ----------           --------

           Total earnings                                $      (94)       $     656       $     (505)          $  1,614
                                                         ==========        =========       ==========           ========
Fixed Charges:

Interest expense                                         $      458        $   1,638       $    1,307           $  1,535
Capitalized interest                                              3               10                8                  8
Portion of rents representative of an interest factor           102              355              287                339
Preferred stock dividend requirements of majority-
  owned subsidiaries                                             13               52               39                 57
Adjustment for partially owned subsidiaries
  and 50% owned companies                                        29               95               80                 86
                                                         ----------        ---------       ----------           --------
           Total fixed charges                           $      605        $   2,150       $    1,721           $  2,025
                                                         ==========        =========       ==========           ========

Pretax income necessary to cover preferred
  dividend requirements                                           5               41               19                 88
                                                         ----------        ---------       ----------           --------
           Total combined                                $      610        $   2,191       $    1,740           $  2,113
                                                         ==========        =========       ==========           ========

           Ratio of earnings to fixed charges
           (deficiency in the coverage of fixed
           charges by earnings before fixed
           charges)                                      $     (699)       $  (1,494)      $   (2,226)          $   (411)
                                                         ==========        ===========     ==========           ========
           Ratio of earnings to combined fixed
           charges and preferred dividend
           requirements (deficiency in the
           coverage of combined fixed charges
           and preferred dividend requirements
           deficiency)                                   $     (704)       $  (1,535)      $   (2,245)          $   (499)
                                                         ==========        =========       ==========           ========

(a) AOL Time Warner's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred at the beginning of each period. Because America Online and Time Warner have different fiscal years, and the combined company has adopted the calendar year-end of Time Warner, pro forma ratios for AOL Time Warner are presented on two different bases as follows: (1) a June 30 fiscal year basis, which is consistent with America Online's historical fiscal year-end, and
    (2) a December 31 calendar year basis, which is consistent with Time Warner's historical fiscal year-end and that of AOL
    Time Warner going forward. In addition, because America Online is the predecessor of AOL Time Warner, AOL Time Warner's historical ratios are the same as America Online's historical ratios. For further reference see America Online's ratio information.

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